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                                                                    Exhibit 10.2

                            CT Communications, Inc.
                              Employment Agreement
                                  Matthew Dowd

                                  MAY 15, 2002

This Employment Agreement summarizes the terms of the offer of employment CT Communications Inc. ("the Company") is extending to you:


- Position Title:          Senior Vice President CTC/CEO Wavetel-thru 12/2003
                                  Senior Vice President CTC-effective 01/2004
- Start Date:                     May 15, 2002
- Reporting To:            Michael Coltrane, President and CEO

         COMPENSATION

- Base Salary:                      $260,000 annually; $21,667.00 per month

- Annual Incentive Bonus:           The Senior Vice President is eligible to
participate in an annual incentive bonus plan that is tied to the attainment of corporate objectives. Objectives are weighted based upon their level of importance to the Company. The Senior Vice President position qualifies for an annual payout potential of 20% at gate, 50% at target and 100% at stretch. Payout percentages are applied to the executive's annualized base salary. Actual payouts consist of a combination of cash and restricted common stock and are paid as soon as practical following the end of the year. First year eligibility is prorated based upon length of time covered during the period.

For 2002, Mr. Dowd will transition from his current annual incentive program with Wavetel to the Company's annual incentive plan, as modified hereunder to reflect the agreed upon terms during the transition period. Mr. Dowd's participation in the Company's annual incentive plan will begin July 1, 2002, with the annual incentive plan transition for 2002 based on corporate goals and prorated to reflect the period of time during the year that he is a participant in the plan. Payout potential under this transition plan is equal to 70% of base salary at gate, 100% at target and 140% at stretch. It will be paid on a quarterly basis during the third and fourth calendar quarters of 2002. The third quarter payment will be an advance of up to 50% of eligible salary at target. The fourth quarter payment will be based on actual year-end results and will take into account the bonus dollars paid as the third quarter advance. Mr. Dowd's participation in Wavetel's annual incentive plan will terminate as of


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June 30, 2002, with the benefits under such plan for 2002 prorated to reflect the period of time during the year that he participated in such plan.

Beginning in 2003, Mr. Dowd will fully participate in the Company's regular Tier II executive annual incentive plan.

- Long Term Incentive Bonus:        In addition to the annual incentive program
summarized above, the Senior Vice President qualifies for a long-term incentive bonus that is based upon overall corporate success, measured through financial objectives. Long-term incentive cycles are three-years in duration. The Senior Vice President qualifies for a long-term plan payout potential of 15% at gate, 70% at target and 180% at stretch. Payout percentages are applied to the executive's annualized base salary effective the end of December of the last year in the three-year cycle. Actual payouts consist of a combination of cash, restricted common stock and nonqualified stock options and are paid as soon as practical following the end of the last year in the three-year cycle. The first two years eligibility is prorated based upon length of time covered during the period. As part of this Agreement, Mr. Dowd's participation effective date will be January 1, 2001.

To transition out of Wavetel's long-term incentive plan, the Company will grant to Mr. Dowd a total of 7000 of its restricted shares, with 2000 shares to vest January 1, 2004, 2000 shares to vest January 1, 2005, and 3000 shares to vest January 1, 2006 if he is still employed with the Company. These stock grants and Mr. Dowd's benefits under the Company's long term incentive plan shall replace and be in lieu of any benefits (including stock options) to which he previously may have been entitled under Wavetel's long-term incentive plan (including options). However,if outside funding is secured by December 31, 2003, and, as a consequence, Mr. Dowd returns to Wavetel as its Chief Executive Officer (as his sole responsibility), Mr. Dowd's right to receive the 7000 restricted Company shares shall lapse, his participation in the Company's long-term incentive plan shall be pro rated for the year of his return to Wavetel, and his eligibility for benefits under Wavetel's long-term incentive plan (including stock options) shall be fully restored as though this Agreement did not exist and he had remained in his position as Wavetel's Chief Executive Officer, as his sole responsibility, except that the terms of his employment agreement with Wavetel shall be amended to provide that the date for securing Full Funding, as a condition to the second grant of options to Mr. Dowd provided for in that agreement, shall be extended from May 1, 2003, to December 31, 2003.

Executive Benefits


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The Senior Vice President is eligible for enhanced life insurance, short-term disability and long-term disability benefits. The life insurance benefit is a Company owned whole life policy that provides a death benefit based on predetermined levels of coverage. The Senior Vice President qualifies for an enhanced life insurance benefit of $750,000. Executives elect a beneficiary of their choosing and have a limited tax liability. The LTD benefit is intended to supplement the standard Company coverage to currently provide 70% of total cash compensation (base + target annual incentive plan award) in the event of disability.

The Senior Vice President qualifies for participation in the Company's Executive Nonqualified Excess Plan ("Excess Plan"). The Excess Plan is a nonqualified savings program offered to Executives that operates in similar fashion to the Company's 401(k) Plan. The Plan allows Executives the opportunity to make additional pretax contributions over and above what he/she could contribute through a 401(k) Plan alone. The Excess Plan provides an enhanced employer matching contribution over and above what is provided through the 401(k) Plan.

Executive Perquisites

- Annual Physical Examination:      $600.00

- Annual Financial Counseling:      $5000.00 first-year,
                                    $1500 tax preparation each subsequent year

- Country Club Dues Reimbursement:  $225.00 per month

                           Standard Employee Benefits

- Group Insurance:         Health Insurance (Rate based upon
                             plan choice)
                           Dental Insurance (Rate based upon
                             plan choice)
                           Basic Life Insurance (1.5 x basic salary to $300,000
                             max)
                           Supplemental Life (Up to 4 x basic pay subject to
                             plan provisions)
                           Dependent Life (company provided and optional)
                           AD&D (1.5 x basic salary to $300,000)
                           Voluntary AD&D (optional coverage for employee and
                             family)

                           Group insurance benefits commence at the beginning of the month following 60 days of employment. Benefit programs are subject to review and adjustment at the company's discretion.


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- Vacation:                Four weeks of vacation per year with prorated
                           adjustment first year.

- Personal Days:           Two days per year.

                        Savings and Retirement Benefits

- Savings Plus Plan (401k):         Qualified plan with scheduled and
                                    supplemental matching contributions.

- Retirement Plan:                  Qualified retirement plan provided by
                                    Company.

- Employee Stock Purchase Plan:     Voluntary plan offering after-tax employee
                                    contributions through payroll deductions.

                                     Other

- Car Allowance:                    $1000.00 per month

- Severance Agreement:              In the event Mr. Dowd's employment is
                                    severed involuntarily during the first 36 months of this assignment (for reasons other than criminal activity, moral turpitude or gross insubordination), he will be paid a severance equal to his monthly base salary at the time of termination for a period of 6 months or until he secures other employment, whichever occurs first. During this period, the Company will continue Mr. Dowd's medical and dental insurance coverage under the same terms and conditions as were in effect prior to his termination. The terms, conditions and benefits of this Severance
                                    Agreement will terminate at the conclusion of a 36 month period from date of assignment.

The terms and conditions of this Employment Agreement are subject to Mr. Dowd's signing a CT Communications Inc. Nondisclosure/Non-compete Agreement. This Employment Agreement replaces Mr. Dowd's original Employment Agreement with Wavetel, dated May 1, 2001, in its entirety.

Signed:



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Matthew Dowd                  Date              Michael Coltrane